Exhibit 99.1

Goodman Networks Reports First Quarter Revenue

And Earnings

¡ Q1 Revenue of $213.4 million

¡ Q1 Adjusted EBITDA of $(4.8) million

PLANO, TX, May 13, 2015 – Goodman Networks Incorporated today announced financial results for the three months ended March 31, 2015.

Revenue was $213.4 million for the three months ended March 31, 2015, compared to $256.6 million for the three months ended March 31, 2014, a decrease of 16.8%. Infrastructure Services (IS) revenue declined 19.5% driven by the decrease in the volume of projects completed under our Mobility Turf Contract with AT&T Mobility, LLC. Professional Services (PS) revenue decreased 37.3% resulting from the decrease in the volume of services provided to Alcatel-Lucent and AT&T offset slightly by an increase in the volume of frequency, spectrum, engineering and optimization projects. Gross Profit declined $13.9 million for the three months ended March 31, 2015 to $19.5 million from $33.4 million for the three months ended March 31, 2014 due to the decline in revenue and increased overhead cost as a percentage of revenue and changes in product mix resulting in lower margins. Field Services (FS) revenue was $58.9 million for the three months ended March 31, 2015 compared to $59.8 million for the three months ended March 31, 2014, relatively flat year over year. Net loss was $28.5 million for the three months ended March 31, 2015, compared to a net loss from of $10.3 million for the three months ended March 31, 2014.

Adjusted EBITDA was ($4.8) million for the three months ended March 31, 2015, down from $4.4 million for the three months ended March 31, 2014, a decrease driven primarily by the decline of revenues and gross margins in our IS segment. Summary financial statements for the three months ended March 31, 2015 are included in Exhibit A to this earnings announcement.

“We have had a difficult start to 2015 due to a number of market challenges,” stated Ron Hill, Goodman Networks’ executive chairman and chief executive officer. “Despite these challenges, we remain optimistic about our growth prospects for 2016 and beyond. As carriers increase spectrum holdings and upgrade their network to keep pace with increasing consumer demand, Goodman is uniquely positioned to capitalize on this growth in the marketplace.”

Summary results are presented below.

Results for the three months ended March 31, 2015 and 2014 (dollars in thousands)

	Three Months Ended March 31
	2014	2015
	Amount	Amount	Change ($)
Revenues:
Professional Services	$22,197	$13,921	$(8,276)
Infrastructure Services	174,626	140,591	(34,035)
Field Services	59,768	58,859	(909)

Total revenues	256,591	213,371	(43,220)
Cost of revenues:
Professional Services	21,242	14,163	(7,079)
Infrastructure Services	146,208	131,881	(14,327)
Field Services	55,754	47,796	(7,958)

Total cost of revenues	223,204	193,840	(29,364)
Gross profit:
Professional Services	955	(242)	(1,197)
Infrastructure Services	28,418	8,710	(19,708)
Field Services	4,014	11,063	7,049

Total gross profit	33,387	19,531	(13,856)

Gross margin as percent of segment revenues:
Professional Services	4.3%	(1.7)%
Infrastructure Services	16.3%	6.2%
Field Services	6.7%	18.8%

Total gross margin	13.0%	9.2%

Selling, general and administrative expenses	32,070	28,293	(3,777)
Restructuring expense	—	6,338	6,338
Impairment expense	—	2,275	2,275

Operating income	1,317	(17,375)	(18,692)
Other (income) loss	(31)	—	31
Interest income	(0)	(36)	(36)
Interest expense	11,687	10,855	(832)

Loss before income taxes	(10,339)	(28,194)	(17,855)
Income tax expense	(51)	331	382

Net loss	$(10,288)	$(28,525)	$(18,237)

Total revenue decreased $43.2 million, as expected, driven primarily by the decreased volume of services provided to subsidiaries of AT&T Inc. and a $9.3 million decline in services provided to Sprint, Inc. due to the completion of certain programs. Cost of revenue as a percentage of revenue increased to 90.8% for the three months ended March 31, 2015 from 87.0% for the three months ended March 31, 2014. Overall, cost of revenues declined slower than revenue as a result of the deferral in our cost cutting initiatives, while waiting for further validation of our customer build plans, and the change in product mix during the three months ended March 31, 2015.

Selling, general and administrative expense of $28.3 million for the three months ended March 31, 2015 decreased $3.8 million from $32.1 million for the three months ended March 31, 2014 due to a reduction in professional fees, cost savings from the 2014 restructuring plan, a reduction in travel and entertainment expenses and the elimination of the earn-out obligation in connection with our acquisition of the Custom Solutions Group (“CSG”) of Cellular Specialties, Inc. The selling, general and administrative expense as a percentage of revenue increased to 13.3% for the three months ended March 31, 2015 from 12.5% for the three months ended March 31, 2014 due primarily to the decline in revenue.

Interest expense of $10.9 million for the three months ended March 31, 2015 decreased $0.8 million from $11.7 million for the three months ended March 31, 2014 as a result of the penalty for the delayed registration of the exchange offer for the tack-on notes incurred during the three months ended March 31, 2014. Income tax expense was $0.3 million for the three months ended March 31, 2015 compared to an income tax benefit of $50,000 for the three months ended March 31, 2014. The decrease was driven primarily by the change in deferred tax liabilities and state income taxes.

Goodman Networks Conference Call Information

Goodman Networks will host a conference call to discuss its financial and operational results at 7:30 AM Central Time (CT) on Thursday, May 14, 2015. Dial-in information for the conference call is as follows:

Date:	Thursday, May 14, 2015
Time:	7:30 AM CT
Call-in number:	(866) 515-2910 or (617) 399-5124
Participant Passcode:	58202749

Please plan on accessing the conference call 5 minutes prior to the scheduled start time.

A replay of the call will be available for 7 days. To listen to a replay of the call, please dial (888) 286-8010 or (617) 801-6888 and use passcode 59413634 prior to 11:59 PM CT on Thursday May 21, 2015.

About Goodman Networks Incorporated

Goodman Networks is a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our core services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks.

Forward-Looking Statements

This earnings release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this earnings release. Such risks and uncertainties include our reliance on two customers, which have announced a plan to merge, for the vast majority of our revenues, our ability to maintain a level of service quality satisfactory to those two customers across a broad geographic area, our ability to manage or refinance our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness, our ability to raise additional capital to fund our operations and meet our obligations, our ability to translate amounts included in our estimated backlog into revenue or profits, business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs and the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.

Non-GAAP Financial Measures

We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of our results. We present Adjusted EBITDA, which adjusts EBITDA for items that management does not consider to be reflective of our core operating performance, because it may be used by certain investors as a measure of operating performance. Management considers core operating performance to be that which can be affected by managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Adjusted EBITDA adjusts EBITDA to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain restructuring fees and expenses; (iii) amortization of debt issuance costs; and (iv) impairment charges recognized on our long-lived assets.

	Three months ended March 31,
	2014	2015
EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations	$(10,288)	$(28,525)
Income tax expense (benefit)	(51)	331
Interest income	—	(36)
Interest expense	11,687	10,855
Depreciation and amortization	2,868	2,877

Total EBITDA	4,216	(14,498)
Share-based compensation	1,035	1,963
Restructuring expense	—	6,338
Impairment expense	—	2,275
Amortization of debt issuance costs	(870)	(873)

Adjusted EBITDA	$4,381	$(4,795)

Estimated Backlog

The Company refers to the amount of revenue it expects to recognize over the next 18 months from future work on uncompleted contracts, including master service agreements and new contractual agreements on which work has not begun, as its “estimated backlog.” The Company determines the amount of estimated backlog for work under master service agreements based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with customers. The Company’s estimated 18-month backlog as of March 31, 2015 was $1.4 billion.

Goodman Networks Contact:

Investor Relations:	Geoffrey W. Miller
Interim Chief Financial Officer gemiller@goodmannetworks.com
(972) 421-5197

Exhibit A

Goodman Networks Incorporated

Consolidated Balance Sheets

(In Thousands, Except Share Amounts and Par Value)

	December 31, 2014	March 31, 2015
		(Unaudited)
Assets
Current Assets
Cash	$76,703	$35,183
Accounts receivable, net of allowances for doubtful accounts of $877 at December 31, 2014 and $460 at March 31, 2015, respectively	66,354	44,834
Unbilled revenue on completed projects	16,780	19,452
Costs in excess of billings on uncompleted projects	81,410	69,559
Inventories	18,638	16,811
Prepaid expenses and other current assets	6,727	6,317
Assets held for sale	4,000	4,000
Income tax receivable	513	91

Total current assets	271,125	196,247

Property and equipment, net of accumulated depreciation of $29,776 at December 31, 2014 and $31,022 at March 31, 2015, respectively	24,638	22,462
Deferred financing costs, net	14,491	13,508
Deposits and other assets	2,821	2,789
Insurance collateral	12,249	14,076
Intangible assets, net of accumulated amortization of $9,361 at December 31, 2014 and $10,816 at March 31, 2015, respectively	19,558	18,104
Goodwill	69,178	69,178

Total assets	$414,060	$336,364

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$94,851	$75,043
Accrued expenses	73,574	58,401
Income taxes payable	1,783	706
Billings in excess of costs on uncompleted projects	36,316	18,202
Deferred revenue	426	681
Liabilities related to assets held for sale	3,646	3,605
Deferred rent - short term	188	136
Current portion of capital lease and notes payable obligations	1,366	1,728

Total current liabilities	212,150	158,502
Notes payable	326,648	326,524
Capital lease obligations	1,045	952
Accrued expenses, non-current	8,484	9,560
Deferred revenue, non-current	8,874	10,217
Deferred tax liability, non-current	1,428	1,707
Deferred rent	454	487

Total liabilities	559,083	507,949
Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized;
1,029,072 issued and 912,754 outstanding at December 31, 2014 and March 31, 2015	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2014 and March 31, 2015	(11,756)	(11,756)
Additional paid-in capital	18,525	20,488
Accumulated other comprehensive income	14	14
Accumulated deficit	(151,816)	(180,341)

Total shareholders’ deficit	(145,023)	(171,585)

Total liabilities and shareholders’ deficit	$414,060	$336,364

Goodman Networks Incorporated

Consolidated Statements of Operations

(In Thousands)

	Three Months Ended
	March 31,
	2014	2015
Revenues	$256,591	$213,371
Cost of revenues	223,204	193,840

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	33,387	19,531
Selling, general and administrative expenses	32,070	28,293
Restructuring expense	—	6,338
Impairment expense	—	2,275

Operating income (loss)	1,317	(17,375)
Other income	(31)	—
Interest expense, net	11,687	10,819

Loss before income taxes	(10,339)	(28,194)
Income tax expense (benefit)	(51)	331

Net loss	$(10,288)	$(28,525)

Other comprehensive income:

Comprehensive loss	$(10,288)	$(28,525)

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2014	2015
Operating Activities
Net loss	$(10,288)	$(28,525)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,492	1,423
Amortization of intangible assets	1,376	1,454
Amortization of debt discounts and deferred financing costs	840	859
Impairment charges	—	2,275
Provision of doubtful accounts	187	575
Deferred tax expense	(146)	278
Share-based compensation expense	1,035	1,963
Accretion of contingent consideration	250	—
Change in fair value of contingent consideration	(294)	(726)
Loss on sale of property and equipment	14	—
Changes in:
Accounts receivable	42,082	21,409
Unbilled revenue	8,279	(3,138)
Costs in excess of billings on uncompleted projects	(28,726)	11,850
Inventories	(6,095)	1,827
Prepaid expenses and other assets	147	(1,422)
Accounts payable and other liabilities	(35,753)	(28,848)
Income taxes payable / receivable	13,146	(701)
Billings in excess of costs on uncompleted projects	(18,179)	(18,123)
Deferred revenue	—	1,598
Deferred rent	—	(18)

Net cash used in operating activities	(30,633)	(35,990)

Investing Activities
Purchases of property and equipment	(2,024)	(1,324)
Proceeds from the sale of property and equipment	21	—
Change in due from shareholders	1	1

Net cash used in investing activities	(2,002)	(1,323)

Financing Activities
Bank overdrafts	5,977	—
Proceeds from lines of credit	225,225	199,157
Payments on lines of credit	(221,807)	(199,157)
Payments on capital lease and notes payable obligations	(1,911)	(206)
Payments on contingent arrangements	(141)	—
Payments on guarantee arrangements	—	(4,000)
Payments for deferred financing costs	(374)	—

Net cash provided by (used in) financing activities	6,969	(4,206)

Effect of exchange rate changes on cash	—	(1)

Decrease in cash	(25,666)	(41,520)
Cash, Beginning of Period	59,439	76,703

Cash, End of Period	$33,773	$35,183